FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Fourth Quarter and 2005 Year-End Results
and Provides Program Updates for Product Candidates and DOV Pipeline

HACKENSACK, N.J., March 8, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today results for the fourth quarter and year ended December 31, 2005. The Company also provided an update of its key programs, including its chronic and acute pain programs for bicifadine, DOV’s novel analgesic.

Fourth Quarter and Year-End 2005 Performance
For the fourth quarter of 2005, the Company reported a net loss attributable to common stockholders of $16.9 million, or $0.73 per share, as compared with $4.9 million, or $0.23 per share, for the comparable period last year. For the year ended December 31, 2005, the Company reported a net loss attributable to common stockholders of $53.0 million, or $2.32 per share, compared with $32.9 million, or $1.67 per share, for the comparable period last year. At December 31, 2005, cash and cash equivalents and marketable securities totaled $97.6 million compared to $132.2 million at December 31, 2004.

Operating Expenses. Operating expenses include license expense, research and development expense and general and administrative expense. Operating expenses in the fourth quarter of 2005 and for the year ended December 31, 2005 increased $11.1 million and $29.5 million, respectively, from the comparable periods last year. This increase is primarily attributable to the increased research and development activities surrounding bicifadine.

Research and Development Expense. Research and development expense in the fourth quarter of 2005 and for the year ended December 31, 2005 increased $10.3 million and $29.2 million, respectively, from the comparable periods last year. For the full year 2005, the increase in research and development expense was primarily associated with increased external development costs of $23.4 million, compensation and related expenses of $3.7 million and associated overhead of $2.1 million as we increased our personnel to support our expanded programs. The primary driver for this increase in external development costs is an increase of $20.1 million for bicifadine.

General and Administrative Expense. General and administrative expense for the fourth quarter of 2005 and for the year ended December 31, 2005 increased $805,000 and $2.7 million, respectively, from the comparable periods last year. The increase was primarily attributable to the Company’s increase in personnel as it expanded operations. In addition the Company incurred $790,000 in severance expense related to the termination of employment of our co-founder Dr. Arnold Lippa and $809,000 in non-cash compensation expense related to the amortization of the restricted stock granted to Dr. Leslie Hudson upon his appointment as Chief Executive Officer in July 2005 and to Dr. Lippa, our former Chief Executive Officer, in May 2005.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

Revenue. Revenue in the fourth quarter of 2005 and for the year ended December 31, 2005 decreased $821,000 and increased $6.1 million, respectively, from the comparable periods last year. In 2005 and 2004, our revenue was comprised of $6.6 million and $2.4 million, respectively, of amortization of the $35.0 million fee we received on the signing of the license, research and development agreement with Merck, entered into in August 2004 and amended in August 2005. In addition, in 2005 we recorded $2.0 million for the achievement of a milestone under our existing agreement with Neurocrine Biosciences, Inc. In 2004, we recorded $140,000 of contract services revenue associated with work we performed under the Merck collaboration.

Program Updates

Bicifadine, the Company’s Novel Analgesic
FDA Receptive to Potential Broad Label Chronic Pain Indication and Provides Guidance for Acute Pain Program

DOV held two meetings early in 2006 with the U.S. Food and Drug Administration (FDA) regarding DOV’s chronic and acute pain programs for bicifadine. Today, the Company announced that the FDA has agreed to review an NDA for a broad label chronic pain indication for bicifadine based upon the future successful outcome of two Phase III chronic low back pain clinical trials, currently ongoing, provided that DOV fulfills a Phase IV commitment to study osteoarthritis and neuropathic pain. The Company intends to give that commitment.

From its recently held acute pain meeting, DOV believes that the FDA is receptive to an NDA for a broad label acute pain indication for bicifadine based on a successful outcome from two Phase III clinical trials in repeat dose acute pain models. This is fewer trials than were previously required and there was agreement that one of these trials may be in a non-surgical pain model. This FDA guidance marks a significant clarification of the bicifadine acute pain program in terms of the regulatory path, and the Company will have further communication with the FDA to better understand the optimal acute pain models to pursue as part of an acute pain NDA package.

DOV will discontinue the conduct of its ongoing vaginal hysterectomy Phase III trial as the Company believes that this more severe post-surgical pain model is unlikely to support the repeat dosing analysis of bicifadine required for registration. In addition, although the recently completed positive efficacy bunionectomy Phase III trial provides compelling evidence that bicifadine is an effective analgesic in a severe post-surgical pain model, the high rate of “rescue” medication use confounds the repeat dosing analysis required by the FDA.

DOV also announced today that the “in life” portion of the two year carcinogenicity studies of bicifadine in rats and in mice has been completed with no apparent signals of concern. A full analysis of the study results including the outcome of tissue histopathology will be completed in the second quarter of 2006.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

DOV 21,947, the Company’s Triple Reuptake Inhibitor and Novel Antidepressant
Phase II Clinical Trial to be Initiated in the Third Quarter of 2006

DOV recently completed a Phase Ib clinical trial of repeat doses of DOV 21,947. At the highest dose levels explored - well separated from what is believed to be the therapeutic range - rashes were noted in some subjects. In the third quarter of 2006, DOV intends to initiate a Phase II double-blind clinical trial of DOV 21,947 vs. placebo in depressed outpatients.

Indiplon
PDUFA Date for FDA Action is May 15, 2006

Earlier this year, DOV’s partner Neurocrine announced that the FDA requested submission of and received the results from the driving study completed by Neurocrine in late 2005. Based on feedback from the FDA, Neurocrine anticipates product labeling that includes data from this study, which show no impairment in next-day driving performance. Neurocrine also announced that the FDA stated its intent to issue a combined package insert in lieu of individual package inserts for each of the indiplon IR (immediate release capsule) and MR (modified release tablet) NDA filings and advised Neurocrine that the PDUFA dates for the IR and MR NDAs have been adapted to May 15, 2006 and June 27, 2006, respectively. Neurocrine expects FDA action by May 15, 2006 for both NDAs.

“This past year has been marked by the achievement of key corporate milestones and encouraging advancements made by our key product candidates toward the marketplace,” said Dr. Leslie Hudson, CEO and President of DOV. “The current year will present DOV with the opportunity for growth that would be unparalleled in the Company’s history. In 2006 we look forward to the potential launch of indiplon, analyzing the data for bicifadine’s chronic pain NDA filing, and initiating the Phase II trial of DOV 21,947. Consequently, DOV is taking the steps needed to expand its capabilities to realize all of these opportunities and we look forward to a year of important events for the Company.”

Financial Guidance for 2006
The Company provides the following financial guidance for the full year 2006:

Research and Development Expense. The Company’s R&D expense is expected to be $62 million to $68 million during 2006 as we complete the majority of bicifadine’s chronic pain clinical development program and manufacturing preparations in anticipation of the NDA filing in the first half of 2007. In addition, the Company recently initiated two Phase II clinical trials for bicifadine and intends to initiate a Phase II clinical trial for DOV 21,947. Included in this guidance is approximately $3 million to $4 million of non-cash equity compensation expense.

General and Administrative Expense. The Company’s G&A expense is expected to be $14 million to $17 million during 2006 as we expand our capability base to support the late-stage clinical development and commercialization program for bicifadine. Included in this guidance is approximately $5 million to $6 million of non-cash equity compensation expense.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

Revenue. The Company expects to report a total of $7.0 million in revenue in 2006 comprised of the $5.5 million in further amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for the collaboration with Merck and $1.5 million for a potential milestone payment anticipated for the achievement of an NDA approval under the Neurocrine agreement.

Actual results may vary significantly from the stated expectations depending upon a number of factors completely or partially outside the Company’s control, including the timing and enrollment of clinical trials. In addition, the Company is exploring, and from time to time may take, actions to strengthen further its financial position including a capital raise or out-licensing of one or more of its product candidates. This guidance is furthermore subject to the Cautionary Note below. The Company assumes no obligation to update the foregoing guidance or make corrections, if any, as they come to light.

Conference Call
As announced on March 7, 2006, the Company will also host a conference call (1-877-407-8031) beginning at 5:30 p.m. EST, March 8, 2006, to discuss the above financial results as well as other clinical matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression. Our partner Neurocrine has filed two NDAs for the use of DOV’s compound indiplon for the treatment of insomnia.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	Demonstrate the safety and efficacy of product candidates at each stage of development;
•	Meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

•	Develop an acceptable development plan under and otherwise achieve the results contemplated by the recent amendment to the existing license agreement with Merck;
•	Meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	Meet obligations and required milestones under our license and other agreements;
•	Obtain and maintain collaborations as required with pharmaceutical partners;
•	Obtain substantial additional funds;
•	Obtain and maintain all necessary patents or licenses; and
•	Produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may place on clinical hold one or more of our clinical trials, and neither we nor the agency may determine to lift such hold, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, (vi) our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us and (vii) financings that require SEC approval may be delayed. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K to be filed by March 15, 2006. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$8,425,552	$28,934,473
Marketable securities	89,126,835	103,287,600
Working capital	78,515,534	91,334,455
Total assets	102,186,506	136,722,553
Long-term debt	80,000,000	65,000,000
Total stockholders’ equity (deficit)	(19,301,031)	27,936,332

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)		(Audited)

Revenue	$1,377,953	$2,199,244	$8,646,596	$2,542,381
Operating expenses:
License expense	--	--	—	2,500,000
Research and development expense	16,352,360	6,055,774	53,982,908	24,764,118
General and administrative expense	2,528,134	1,722,790	9,110,135	6,360,158
Loss from operations	(17,502,541)	(5,579,320)	(54,446,447)	(31,081,895)
Interest income	895,310	384,958	3,711,747	934,360
Interest expense	(599,978)	(549,964)	(2,501,676)	(2,953,986)
Other income (expense), net	1,909	(4,036)	(4,415)	(7,855)
Net loss before tax	(17,205,300)	(5,748,362)	(53,240,791)	(33,109,376)
Income tax benefit	272,955	867,772	272,955	188,772
Net loss attributable to common stockholders	$(16,932,345)	$(4,880,590)	$(52,967,836)	$(32,920,604)
Basic and diluted net loss per share	$(0.73)	$(0.23)	$(2.32)	$(1.67)

Weighted average shares used in computing basic and diluted net loss per share	23,084,383	21,449,813	22,837,265	19,729,765

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax